Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS

•	Reported earnings per share $0.27 diluted; $0.68 diluted from operations

•	U.S. retail takeaway up 3.5 percent, led by strong growth in chocolate

•	Full year 2007 organic net sales to decrease about 1 percent, with diluted EPS from operations expected to be in the $2.08 to $2.12 range

•	Participation in premium chocolate to broaden in 2008 behind Hershey’s Bliss

HERSHEY, Pa., October 18, 2007 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 30, 2007. Consolidated net sales were $1,399,469,000 compared with $1,416,202,000 for the third quarter of 2006. Net income for the third quarter of 2007 was $62,784,000 or $0.27 per share-diluted, compared with $185,121,000, or $0.78 per share-diluted, for the comparable period of 2006.

For the third quarters of 2007 and 2006, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $151.9 million, or $0.41 per share, and $1.7 million, respectively. The 2007 charges are associated with the Global Supply Chain Transformation plan announced in February, while the 2006 charges primarily relate to the completed business realignment initiatives announced in July 2005.  Net income from operations, which excludes the net charges for the third quarters of 2007 and 2006, was $157,230,000 or $0.68 per share-diluted in 2007, compared with $186,234,000 or $0.78 per share-diluted in 2006.

Third Quarter Performance

“Throughout 2007, our top priority has been to restore momentum within the U.S.,” said Richard H. Lenny, Chairman and Chief Executive Officer.  “Against a backdrop of severe commodity cost pressures and strong competitive activity, we’re maintaining this focus.  In the third quarter we experienced improvements in key aspects of our portfolio.  Importantly, our seasonal programs got off to a solid start, and increased consumer investment resulted in a 3.5 percent gain in U.S. retail takeaway with improvements occurring in all classes of trade. In our core chocolate business, retail takeaway was up almost 6 percent, roughly twice that of the year-to-date period.  This above-trend gain was led by Hershey’s top four chocolate brands, which had a combined gain of better than 8 percent, including strong growth within dark chocolate, and improved retail execution. This performance resulted in a sequential improvement in chocolate market share during the quarter.  Total company market share, off 1.1 share points, was adversely impacted by increased category innovation, particularly in premium chocolate and refreshment, and aggressive competitive programs at select retailers.

“Reported net sales for the quarter were down 1 percent, primarily driven by the timing of seasonal shipments and a significant reduction in inventory levels at distributors.  This reduction is the result of slower-than-anticipated improvement in the convenience store class of trade and tighter credit conditions for these distributors.  Importantly, Hershey’s international business continued to gain traction behind our joint ventures in emerging markets.  Third quarter profitability was curtailed by lower sales, including increased trade promotion, and the impact of higher dairy costs.”

Nine-Months Results and Outlook

For the first nine months of 2007, consolidated net sales were $3,604,494,000, compared with $3,607,621,000 for the first nine months of 2006. Reported net income for the first nine months of 2007 was $159,811,000 or $0.69 per share-diluted, compared with $405,489,000, or $1.69 per share-diluted, for the first nine months of 2006. For the first nine months of 2007 and 2006, these results, prepared in accordance with GAAP, include net pre-tax charges of $316.7 million and $6.0 million, or $0.85 and $0.01 per share, respectively. The 2007 charges are associated with the Global Supply Chain Transformation plan announced in February, while the 2006 charges primarily relate to the completed business realignment initiatives announced in July 2005.

Net income from operations, which excludes the net charges for the first nine months of 2007 and 2006, was $357,687,000, or $1.54 per share-diluted, compared with $409,627,000 or $1.70 per share-diluted in 2006, a decrease of 9.4 percent in earnings per share-diluted.

“One of the key enablers of our long-term performance is the Global Supply Chain Transformation initiative announced in February,” Lenny said.  “This effort remains on track and is scheduled to deliver savings of about $15 million by the end of the year with a significant step-up in 2008.  These funds will provide the necessary means for investment in our brands and selling capabilities.

“During the fourth quarter, our investment in consumer and customer programming will be up markedly when compared to both the just-completed third quarter and the fourth quarter of 2006.  The focus will be on Hershey’s iconic brands, new products, such as Cacao Reserve and Reese’s Whipps, customer-specific events and expanded retail coverage.

“We do expect a sequential improvement in marketplace performance in the fourth quarter. However, continued competitive activity as well as a tightening of inventory levels at select distributors will dampen sales performance in the fourth quarter.  Therefore, organic net sales for 2007 are expected to decrease about 1 percent.   Profitability will be impacted by higher dairy costs and increased business investment.  As a result, we anticipate full-year diluted earnings per share from operations to be in the $2.08 to $2.12 range,” Lenny concluded.

“In 2008, we’ll build on recent marketplace momentum in core chocolate as we broaden our participation in the premium segment,” said David J. West, President.  “Today we are pleased to announce the introduction of Hershey’s Bliss. This product delivers a smooth, creamy and rich-tasting chocolate experience, satisfying consumers’ desire for indulgence.  Hershey’s Bliss will complement our line-up of premium and dark chocolate, including Cacao Reserve, Scharffen Berger and Starbucks.

“We’ll support our premium initiatives as well as continued investment behind core brands, global expansion, and our retail sales force, with savings generated from our Global Supply Chain Transformation.  In addition, we are evaluating alternatives to improve our consumer and customer value propositions throughout the entire portfolio.  This ongoing work, combined with input cost volatility, makes for a challenging operating environment.  In January, we’ll provide details of the Company’s 2008 expectations,” West concluded.

Note: In this earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation plan announced in February 2007 and the 2005 business realignment initiatives recorded in 2005 and 2006.  The Global Supply Chain Transformation plan will result in pre-tax charges and non-recurring project implementation costs of $525 million - $575 million. Total charges include project management and start-up costs of approximately $50 million. In 2007, the Company expects to record GAAP charges of about $380 million - $400 million, or $1.03 - $1.08 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2006	2007
Reported / Expected EPS-Diluted	$2.34	$1.00 - $1.09
Total Business Realignment Charges	$0.03	$1.03 - $1.08
EPS-Diluted from Operations*	$2.37
Expected EPS-Diluted from Operations*		$2.08 - $2.12
*From operations, excluding business realignment and one-time costs.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006.

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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended September 30, 2007 and October 1, 2006
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2007	2006	2007	2006

Net Sales	$1,399,469	$1,416,202	$3,604,494	$3,607,621

Costs and Expenses:
Cost of Sales	928,846	870,733	2,390,402	2,222,175
Selling, Marketing and Administrative	229,809	221,842	663,112	660,114
Business Realignment Charge, net	112,043	1,568	219,316	9,139

Total Costs and Expenses	1,270,698	1,094,143	3,272,830	2,891,428

Income Before Interest and Income Taxes (EBIT)	128,771	322,059	331,664	716,193
Interest Expense, net	33,055	31,835	90,523	84,528

Income Before Income Taxes	95,716	290,224	241,141	631,665
Provision for Income Taxes	32,932	105,103	81,330	226,176

Net Income	$62,784	$185,121	$159,811	$405,489

Net Income Per Share - Basic - Common	$0.28	$0.81	$0.72	$1.76
- Basic - Class B	$0.26	$0.73	$0.65	$1.58
- Diluted - Common	$0.27	$0.78	$0.69	$1.69

Shares Outstanding - Basic - Common	167,165	173,232	168,444	175,977
- Basic - Class B	60,812	60,816	60,814	60,817
- Diluted - Common	230,388	237,681	232,026	240,326

Key Margins:
Gross Margin	33.6%	38.5%	33.7%	38.4%
EBIT Margin	9.2%	22.7%	9.2%	19.9%
Net Margin	4.5%	13.1%	4.4%	11.2%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended September 30, 2007 and October 1, 2006
(in thousands except per share amounts)

	Third Quarter				Nine Months

	2007		2006		2007		2006

Net Sales	$1,399,469		$1,416,202		$3,604,494		$3,607,621

Costs and Expenses:
Cost of Sales	891,394	(a)	870,733	(d)	2,301,784	(a)	2,225,374	(d)
Selling, Marketing and Administrative	227,414	(b)	221,734	(e)	654,384	(b)	660,006	(e)
Business Realignment Charge, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	1,118,808		1,092,467		2,956,168		2,885,380

Income Before Interest and Income Taxes (EBIT)	280,661		323,735		648,326		722,241
Interest Expense, net	33,055		31,835		90,523		84,528

Income Before Income Taxes	247,606		291,900		557,803		637,713
Provision for Income Taxes	90,376		105,666		200,116		228,086

Net Income	$157,230		$186,234		$357,687		$409,627

Net Income Per Share - Basic - Common	$0.71		$0.82		$1.60		$1.78
- Basic - Class B	$0.64		$0.74		$1.44		$1.60
- Diluted - Common	$0.68		$0.78		$1.54		$1.70

Shares Outstanding - Basic - Common	167,165		173,232		168,444		175,977
- Basic - Class B	60,812		60,816		60,814		60,817
- Diluted - Common	230,388		237,681		232,026		240,326

Key Margins:
Adjusted Gross Margin	36.3%		38.5%		36.1%		38.3%
Adjusted EBIT Margin	20.1%		22.9%		18.0%		20.0%
Adjusted Net Margin	11.2%		13.2%		9.9%		11.4%

(a) Excludes business realignment charge of $37.5 million pre-tax or $24.0 million after-tax for the third quarter and $88.6 million pre-tax or $56.5 million after-tax for the nine months.
(b) Excludes business realignment charge of $2.4 million pre-tax or $1.4 million after-tax for the third quarter and $8.7 million pre-tax or $5.4 million after-tax for the nine months.
(c) Excludes business realignment charge of $112.0 million pre-tax or $69.0 million after-tax for the third quarter and $219.3 million pre-tax or $136.0 million after-tax for the nine months.
(d) Includes no business realignment charges (credits) for the third quarter and excludes business realignment credit of $(3.2) million pre-tax or $(2.0) million after-tax for the nine months.
(e) Excludes business realignment charge of $0.1 million pre-tax or $0.1 million after-tax for the third quarter and the nine months.
(f) Excludes business realignment charge of $1.6 million pre-tax or $1.0 million after-tax for the third quarter and $9.1 million pre-tax or $6.0 million after-tax for the nine months.

The Hershey Company
Consolidated Balance Sheets
as of September 30, 2007 and December 31, 2006
(in thousands of dollars)

Assets	2007	2006

Cash and Cash Equivalents	$41,573	$97,141
Accounts Receivable - Trade (Net)	638,312	522,673
Deferred Income Taxes	58,067	61,360
Inventories	775,380	648,820
Prepaid Expenses and Other	145,433	87,818

Total Current Assets	1,658,765	1,417,812

Net Plant and Property	1,550,352	1,651,300
Goodwill	601,017	501,955
Other Intangibles	150,136	140,314
Other Assets	495,307	446,184

Total Assets	$4,455,577	$4,157,565

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$1,101,106	$843,998
Accounts Payable	252,276	155,517
Accrued Liabilities	482,215	454,023
Taxes Payable	5,041	---

Total Current Liabilities	1,840,638	1,453,538

Long-Term Debt	1,271,658	1,248,128
Other Long-Term Liabilities	616,103	486,473
Deferred Income Taxes	171,545	286,003

Total Liabilities	3,899,944	3,474,142

Minority Interest	16,284	---

Total Stockholders' Equity	539,349	683,423

Total Liabilities, Minority Interest and Stockholders' Equity	$4,455,577	$4,157,565